UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2013

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

0-28009	Delaware	33-0442860
(Commission File Number)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

900 East Hamilton Ave. Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

(408) 626-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Effective March 28, 2013, Rainmaker Systems, Inc. (the “Company”) entered into subscription agreements (the “Subscription Agreements”) with investors relating to the issue and sale of an aggregate of 12,981,704 shares of the Company’s common stock, par value $0.001 per share, at a price per share of $0.45. Members of the Company’s board of directors have also agreed to purchase shares in the offering. The shares are being offered and sold pursuant to a registration statement on Form S-3 (File No. 333-171946) declared effective by the Securities and Exchange Commission on March 7, 2011, and a related prospectus supplement dated March 28, 2013. The offering is expected to close on or about April 3, 2013, subject to customary closing conditions.

The Company expects to receive net proceeds from the offering of approximately $5.5 million after deducting estimated expenses payable by the Company. The Company intends to use the proceeds from this offering for general corporate purposes, including working capital and capital expenditures.

The foregoing description of the Subscription Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Perkins Coie LLP, counsel to the Company, has issued an opinion to the Company, dated April 1, 2013, regarding the legality of the shares of common stock to be issued and sold in the offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Section 8 – Other Events

Item 8.01. Other Events.

On April 1, 2013, the Company issued a press release announcing the offering, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP

10.1	Form of Subscription Agreement

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1)

99.1	Press Release dated April 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAINMAKER SYSTEMS, INC.

Dated: April 1, 2013	By:	/s/ Mallorie Burak
	Name:	Mallorie Burak
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP

10.1	Form of Subscription Agreement

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1)

99.1	Press Release dated April 1, 2013